Exhibit 99.1

Enviva Partners, LP Completes Sampson Drop-down Acquisition

BETHESDA, MD, December 14, 2016 — Enviva Partners, LP (NYSE: EVA) (“Enviva” or the “Partnership”) has completed the previously announced acquisition of the Sampson plant and associated off-take contracts (the “Sampson acquisition”) from Enviva Holdings, LP’s (the “Sponsor”) joint venture with affiliates of John Hancock Life Insurance Company (the “Hancock JV”).

“We are pleased to announce that the Sampson acquisition, our second drop-down transaction since our IPO last year, was completed ahead of schedule,” said John Keppler, Chairman and Chief Executive Officer.  “The acquisition adds a world-class asset to our production fleet and further diversifies our customer base, and the related financing activities provide significant financial flexibility as we plan for continued long-term growth.”

Sampson Acquisition

The Sampson acquisition includes a wood pellet production plant in Sampson County, North Carolina (the “Sampson plant”), a 10-year, 420,000 metric tons per year (“MTPY”) off-take contract with an affiliate of DONG Energy Thermal Power A/S, a 15-year, 95,000 MTPY off-take contract with the Hancock JV, and matching third-party shipping contracts.  The acquired off-take contracts extend the weighted average remaining term of the Partnership’s portfolio of off-take contracts to 9.7 years and increase the product sales backlog to $5.7 billion, each as of January 1, 2017.

The Sampson plant is expected to produce approximately 500,000 MTPY of wood pellets in 2017 and to reach its full production capacity of approximately 600,000 MTPY in 2019.  The Sampson plant is expected to generate incremental net income and adjusted EBITDA of approximately $2.3 million and $22.0 million, respectively, for 2017, increasing to approximately $6.5 million and $27.0 million, respectively, once full production capacity is achieved.  The Partnership’s previously disclosed full-year 2017 guidance for ranges of net income of $31.0 million to $35.0 million and adjusted EBITDA of $110.0 million to $114.0 million include the incremental net income and adjusted EBITDA expected from the Sampson acquisition.

Financing Activity

The consideration for the $175.0 million purchase price for the Sampson acquisition, adjusted in accordance with the terms of the contribution agreement for estimated working capital at the time of the transaction, was financed with the issuance of 1,098,415 common units representing limited partner interests in the Partnership to affiliates of John Hancock Life Insurance Company at approximately $27.31 per unit, resulting in a value of $30.0 million, and a portion of the $300.0 million in proceeds from the previously announced issuance of the Partnership’s senior unsecured notes due 2021 (the “Senior Notes”).  The remainder of the proceeds from the Senior Notes was used to repay $158.1 million of outstanding term loan indebtedness, plus accrued interest, under the Partnership’s senior secured credit facilities.  In connection with the repayment of term loan indebtedness, the Partnership’s revolver capacity under its senior secured credit facility increased from $25.0 million to $100.0 million.

Evercore served as exclusive financial advisor and Andrews Kurth Kenyon LLP served as legal counsel to the conflicts committee of the board of directors of the Partnership’s general partner. Vinson & Elkins L.L.P. served as legal counsel to the Hancock JV.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets.  The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates seven plants with a combined production capacity of approximately 2.8 million metric tons of wood pellets per year in Virginia, North Carolina, Mississippi, and Florida.  In addition, the Partnership owns a deep-water marine terminal at the Port of Chesapeake, Virginia, which is used to export wood pellets. Enviva Partners also exports pellets through the ports of Wilmington, North Carolina, Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Non-GAAP Financial Measures

We use adjusted EBITDA and distributable cash flow to measure our financial performance.  Adjusted EBITDA and distributable cash flow are not financial measures presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.  Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures.  Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider adjusted EBITDA or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.  Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, income tax expense, early retirement of debt obligations, non-cash unit compensation expense, asset impairments and disposals, and certain other items of income or loss that we characterize as unrepresentative of our ongoing operations.  Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs and original issue discount.  We use distributable cash flow as a performance metric to compare the cash generating performance of the Partnership from period to period and to compare the cash generating performance of the Partnership for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders.  We do not rely on distributable cash flow as a liquidity measure.

The following table provides a reconciliation of the estimated range of adjusted EBITDA and distributable cash flow to the estimated range of net income, in each case, for the twelve months ending December 31, 2017 (in millions):

Twelve Months Ending December 31, 2017
Estimated net income	$31.0 – 35.0
Add:
Depreciation and amortization	34.5
Interest expense	31.3
Non-cash unit compensation expense	6.6
Asset impairments and disposals	4.0
Early retirement of debt obligations	2.6
Estimated adjusted EBITDA	$110.0 – 114.0
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	29.0
Maintenance capital expenditures	5.0
Estimated distributable cash flow	$76.0 – 80.0

The following table provides a reconciliation of the estimated adjusted EBITDA to the estimated net income associated with the Sampson plant and related contracts for the twelve months ending December 31, 2017 and December 31, 2019 (in millions):

	Twelve Months Ending December 31, 2017	Twelve Months Ending December 31, 2019
Estimated net income	$2.3	6.5
Add:
Depreciation and amortization	6.8	7.1
Interest expense	12.9	12.9
Asset impairments and disposals	—	0.5
Estimated adjusted EBITDA	$22.0	27.0

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership.  Although management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates.  The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections.  Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to:  (i) the volume of products that we are able to sell; (ii) the price at which we are able to sell our products; (iii) failure of the Partnership’s customers, vendors, and shipping partners to pay or perform their contractual obligations to the Partnership; (iv) the creditworthiness of our financial counterparties; (v) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, operating or financial difficulties suffered by our suppliers; (vi) the amount of products that we are able to produce, which could be adversely affected by, among other things, operating difficulties; (vii) changes in the price and availability of natural gas, coal, or other sources of energy; (viii) changes in prevailing economic conditions; (ix) the ability of the Partnership to complete acquisitions, including acquisitions from our Sponsor and the Hancock JV, such as the Sampson acquisition, and realize the anticipated benefits of such acquisitions; (x) unanticipated ground, grade, or water conditions; (xi) inclement or hazardous weather conditions, including extreme precipitation, temperatures, and flooding; (xii) environmental hazards; (xiii) fires, explosions, or other accidents; (xiv) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, or power generators; (xv) changes in the regulatory treatment of biomass in core and emerging markets for utility-scale generation; (xvi) the inability to acquire or maintain necessary permits or rights for our production, transportation, and terminaling operations; (xvii) the inability to obtain necessary production equipment or replacement parts; (xviii) operating or technical difficulties or failures at our plants or ports; (xix) labor disputes; (xx) the inability of our customers to take delivery of our products or their rejection of delivery of our products; (xxi) changes in the price and availability of transportation; (xxii) changes in foreign currency exchange rates; (xxiii) changes in interest rates; (xxiv) failure of our hedging arrangements to effectively reduce our exposure to interest and foreign currency exchange rate risk; (xxv) risks related to our indebtedness; (xxvi) changes in the quality specifications for our products that are required by our customers; (xxvii) the effects of the approval of the United Kingdom of the exit of the United Kingdom (“Brexit”) from the European Union, and the implementation of Brexit, in each case on our and our customers’ businesses; and (xxviii) the ability of the Partnership to borrow funds and access capital markets.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Investor Contact:

Raymond Kaszuba

(240) 482-3856

ir@envivapartners.com